Exhibit 99.1

Mark Durcan Joins MWI Veterinary Supply, Inc. Board of Directors

BOISE, Idaho (March 10, 2014) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) today announced that Mark Durcan, Chief Executive Officer of Micron Technology Inc., has joined the company’s Board of Directors.  He will serve on the Board’s Compensation and Corporate Governance and Nominating Committees.

“We are extremely pleased to welcome Mark to our Board of Directors,” said MWI CEO Jim Cleary.  “Mark has an outstanding track record during his tenure as CEO of Micron, and we are confident that his executive, international and technology experience will benefit our Board and company.”

Mr. Durcan has served as Chief Executive Officer and a director of Micron Technology Inc., a global leader in advanced semiconductor systems, since February 2012.  Micron currently is the second-largest memory company and the fourth-largest semiconductor company in the world.  Previously, Mr. Durcan served in various senior leadership roles at Micron, including President and Chief Operating Officer and Chief Technology Officer.  Mr. Durcan joined Micron in 1984.

Mr. Durcan is a board member of the Semiconductor Industry Association and Chairman of the Micron Foundation.  He received undergraduate and graduate degrees in Chemical Engineering from Rice University.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.